Exhibit 99.1 Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS STRONG SECOND QUARTER FISCAL 2021 RESULTS

Operating Income and Adjusted EBITDA Exceed Expectations for the Second Quarter as Adjusted EBITDA Increases 26% to $5.1 Million Compared with $4.1 Million in the Pre-Pandemic Second Quarter of Fiscal 2020

Company’s Powerful Subscription Business Growth Engine, the All Access Pass and Leader in Me Membership, Show Continued Strong Growth, High Revenue Retention, and Durability with Clients

Higher Gross Margin and Decreased Operating Expenses Allow Income from Operations to Show Significant Improvement Year-Over-Year

Cash Flows from Operating Activities Increases 26%  to $21.9 Million in the First Two Quarters of Fiscal 2021—Liquidity and Financial Position Remain Strong

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC),  a global performance improvement company that creates, and on a subscription basis,  distributes world-class content, training, processes, and tools that organizations and individuals use to achieve systemic changes in human behavior to transform their results, today announced financial results for its second quarter of fiscal 2021, which ended on February 28, 2021.

Introduction

The Company was very pleased with its second quarter and fiscal 2021 year-to-date results.    The Company’s strong, and stronger-than-expected performance reflects the continuation and acceleration of four key trends that have been repeated throughout the pandemic.  These trends include:

▪

First, the strong growth of All Access Pass sales.  All Access pass sales increased 13% in the second quarter of fiscal 2021, 14% year-to-date, and 15% for the twelve-month pandemic period ended February 28, 2021.

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Second, the growth of All Access Pass related services.  Sales of All Access Pass related services in the second quarter were even higher than add-on sales in last year’s pre-pandemic second quarter,  reflecting the strong bookings of services in prior quarters, and the Company’s capabilities to deliver services live-online and digitally.

▪	Third, sales in its international direct offices and international licensee partners continued to strengthen.
▪	Fourth, despite the challenging environment for education, booking trends in the Education Division strengthened in the quarter, even compared to last year’s second quarter.

Bob Whitman, Chairman and Chief Executive Officer, commented, “We are really pleased that our second quarter and year-to-date results were strong, and even stronger than expected.  This performance was driven by the continued success of our All Access Pass subscription model where we achieved double-digit sales growth in the second quarter, year-to-date, and latest twelve month periods, and by the strength of our subscription business overall.  In the coming quarters and years we expect three factors to continue to drive significant growth in subscription and related sales and profitability.   First: driven by growth in All Access Pass, we expect substantially all the Company’s sales to be subscription and subscription-related within 3-4 years; second: we expect the already significant lifetime customer value of our All Access Passholders to continue to increase; and third: we expect the volume of new All Access Pass logos to grow significantly as we continue to aggressively grow our sales force and licensee network.  As the almost complete conversion to subscription and related revenue occurs, we expect virtually the entire Company to be able to generate the same kinds of growth in revenue, gross margins, revenue retention, and customer impact we have seen in our subscription business over the past five years.”

Whitman added, “Cash flow during the first half of fiscal 2021 was strong, and we ended the quarter with approximately $55 million in liquidity, a level higher than the $39 million of we had when the pandemic started, and up from $42 million at the end of fiscal 2020 in August.  The Company had $40.3 million of cash, with no borrowings on its $15.0 million revolving line of credit, at February 28, 2021.”

Financial Overview

The following is a summary of key financial results for the quarter ended February 28, 2021:

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Net Sales:  Consolidated sales for the second quarter of fiscal 2021 totaled $48.2 million, compared with $53.7 million in the pre-pandemic quarter ended February 29, 2020.  While consolidated sales were adversely impacted in certain areas by the ongoing COVID-19 pandemic, the Company was pleased with the continued strength of its All Access Pass and Leader in Me subscription-based services.  During the second quarter of fiscal 2021, AAP sales increased 13 percent compared with the second quarter of the prior year and annual revenue retention remained strong at greater than 90 percent.  The pivot to online delivery continued in the second quarter and the Company’s booking pace in the U.S/Canada recovered to be higher than the prior year.  However, increased All Access Pass and related sales did not fully offset fewer coaching and consulting days delivered in the Education Division, cancelation of the Education Division Symposium events in fiscal 2021, decreased materials sales, and decreased licensee revenues.  However, the Company is seeing continued strengthening in many of these areas as companies and individuals are adapting, and the positive effect of vaccinations is enabling certain economies to open and recover.  Importantly, even with some of these areas still in the process of rebounding, the strength of the Company’s subscription offerings resulted in the Company generating higher levels of profitability and cash flow than in last year’s pre-pandemic second quarter.  The Company expects its results to continue to be strong throughout the remainder of the fiscal year, and to generate significant growth in Adjusted EBITDA and cash flow during the second half of fiscal 2021, and in future years.

▪

Deferred Subscription Revenue and Unbilled Deferred Revenue:  At February 28, 2021, the Company had $95.9 million of billed and unbilled deferred subscription revenue, an increase of $13.2 million, or 16%, compared with February 29, 2020.  This total included $58.5 million of deferred subscription revenue which was on its balance sheet, a  $10.6 million, or 22%, increase compared with deferred subscription revenue at February 29, 2020.  At February 28, 2021,  the Company had $37.4 million of unbilled deferred revenue, a $2.6 million, or 8%, increase compared with $34.8 million of unbilled deferred revenue at February 29, 2020.  Unbilled deferred revenue represents business (typically multiyear contracts) that is contracted but unbilled, and excluded from the Company’s balance sheet.

▪

Gross profit:    Second quarter fiscal 2021 gross profit was $37.3 million compared with $38.7 million in fiscal 2020, and the Company’s gross margin for the quarter ended February 28, 2021 improved 559 basis points to 77.5% of sales compared with 71.9% in the second quarter of the prior year, reflecting the continued increase in subscription revenues in the mix of overall sales when compared with the prior year.  The decline in total gross margin dollars primarily reflected decreased sales as described above.

▪

Operating Expenses:  The Company’s operating expenses for the second quarter of fiscal 2021 decreased $2.5 million compared with the second quarter of the prior year, which was primarily due to decreased selling, general, and administrative (SG&A) expenses.  Decreased SG&A expense was primarily related to decreased travel, entertainment, and marketing; decreased associate costs; and cost savings from the successful implementation of expense reduction initiatives in various areas of the Company’s operations.

▪

Operating Income:  As a result of improved gross margins and continued efforts to decrease SG&A expense, the Company’s income from operations for the quarter ended February 28, 2021 improved to $0.8 million compared with a loss of $(0.4) million in the second quarter of fiscal 2020.

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Income Taxes:  The Company recorded $0.4 million of income tax expense on $0.3 million of pre-tax income during the quarter ended February 28, 2021, resulting in an effective tax expense rate of 114% compared with an effective benefit rate of 219% in the prior year.  The Company’s effective tax rate during the second quarter of fiscal 2021 was adversely impacted by an increase in the valuation allowance against its deferred income tax assets and various non-deductible expenses, which was partially offset by the exercise of stock options during the quarter.  The income tax benefit recognized in the second quarter of the prior year was primarily the result of stock options exercised during the second quarter of fiscal 2020.

▪

Net Income (Loss):    The Company reported a  net loss of $(46,000), or $(0.00) per share, for the second quarter of fiscal 2021, compared with net income of $1.1 million, or $0.08 per diluted share, in the second quarter of the prior year, reflecting the above-noted factors.

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Adjusted EBITDA:  Adjusted EBITDA for the second quarter improved 26% to  $5.1 million compared with $4.1 million in the second quarter of the prior year reflecting improved gross margins and reduced operating expenses.

▪

Cash Flows, Liquidity, and Financial Position Remain Strong:  The Company’s balance sheet and liquidity position remained strong with $40.3 million of cash at February 28, 2021,  and no borrowings on its $15.0 million line of credit, compared with $27.1 million of cash at August 31, 2020.  Cash flows from operating activities for the first two quarters of fiscal 2021 increased 26%, to $21.9 million, despite the challenging economic environment during this period.

Fiscal 2021 Year-to-Date Financial Results

Consolidated revenue for the first half of fiscal 2021 was $96.5 million compared with $112.4 million for the two quarters ended February 29, 2020.  The Company’s fiscal 2021 sales declined primarily as a result of the impact of the continuing COVID-19 pandemic.  Despite the challenging economic environment, the Company’s All Access Pass subscription revenues remained strong during the first half of fiscal 2021 and increased 14% compared with the first half of fiscal 2019.  Enterprise Division sales were $77.5 million, compared with $86.5 million in the first two quarters of the prior year, and were primarily impacted by reduced international direct office sales, decreased materials sales, and decreased international licensee sales.  While many countries continue to be in various stages of lockdown, the Company has seen international sales performance increase during last year’s fourth quarter, and during both the first and second quarters of fiscal 2021, and the Company remains optimistic about the recovery of its international operations during the second half of fiscal 2021.  Education Division revenues were  $16.0 million compared with $22.0 million in the first half of fiscal 2020.  Ongoing disruptions to school operating environments reduced the delivery of coaching, consulting, and training days and related material sales to educational institutions as educators have dealt with changing and uncertain schedules.  However, the majority of the coaching, consulting, and training days not able to be delivered during first half of fiscal 2021 are contractual, and will be recognized in the second half of the fiscal year.  Consolidated gross profit for the first two quarters of fiscal 2021 was $73.7 million compared with $80.7 million in the first two quarters of fiscal 2020.  Gross margin for the first half of fiscal 2021 improved 459 basis points to 76.4% of sales compared with 71.8% in the first half of fiscal 2020, reflecting increased subscription services revenues in the overall mix of sales.

Operating expenses during the first two quarters of fiscal 2021 decreased $8.2 million compared with the first half of fiscal 2020 primarily due to decreased SG&A expenses.  Decreased SG&A expense was primarily due to decreased travel, entertainment, and marketing; decreased associate costs; and cost savings from the successful implementation of expense reduction initiatives in various areas of the Company’s operations.  The Company’s income from operations through February 28, 2021 improved significantly to $0.7 million compared with a loss of $(0.5) million in the first two quarters of fiscal 2020.  Adjusted EBITDA for the two quarters ended February 28, 2021 remained strong at $8.8 million, compared with $9.0 million in the first two quarters of fiscal 2020.  Including the impact of significantly increased tax expense resulting primarily from an increase in the valuation allowance against its deferred tax assets and various other non-deductible expenses,  the Company reported a  net loss of $(0.9) million, or $(0.07) per share, for the first two quarters of fiscal 2021, compared with $0.6 million of net income, or $0.04 per diluted share, in the first half of fiscal 2020.

Fiscal 2021 Outlook

Based on current expectations, including the duration and anticipated economic recovery from the COVID-19 pandemic, the Company affirms its previously announced guidance and continues to expect Adjusted EBITDA to total between $20 million to $22 million in fiscal 2021.  The Company remains confident that the strength of the All Access Pass and Leader in Me membership, which have driven Franklin Covey’s growth trajectory across recent years, and which have remained strong during the pandemic, will drive accelerated growth during fiscal 2021 and in the future.

Earnings Conference Call

On Thursday,  April 1, 2021, at 5:00 p.m. Eastern (3:00 p.m. Mountain) Franklin Covey will host a conference call to review its financial results for the second quarter of fiscal 2021, which ended on February 28, 2021.  Interested persons may participate by dialing 800-708-4540 (International participants may dial 847-619-6397), access code: 50128873.  Alternatively, a webcast will be accessible at the following Web site: https://edge.media-server.com/mmc/p/k99v65z2.    A replay of the webcast will remain accessible through April  22, 2021 on the Investor Relations area of the Company’s Web site.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability and other goals relating to the growth and operations of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the severity and duration of global business disruptions from the COVID-19 outbreak; the ability of the Company to operate effectively during and in the aftermath of the COVID-19 pandemic; expectations regarding the economic recovery from the pandemic; renewals of subscription contracts; the impact of deferred revenues on future financial results; market acceptance of new products or services, including new AAP portal upgrades; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

This earnings release includes the concept of adjusted earnings before interest, income taxes, depreciation, and amortization (Adjusted EBITDA) which is a non-GAAP measure.  The Company defines Adjusted EBITDA as net income or loss excluding the impact of interest expense, income taxes, intangible asset amortization, depreciation, stock-based compensation expense, and certain other items such as adjustments to the fair value of expected contingent consideration liabilities arising from business acquisitions.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.  Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net income (loss), a related GAAP financial measure.

The Company is unable to provide a reconciliation of the above forward-looking estimate of non-GAAP Adjusted EBITDA to GAAP measures because certain information needed to make a reasonable forward-

looking estimate is difficult to obtain and dependent on future events which may be uncertain, or out of the Company’s control, including the amount of AAP contracts invoiced, the number of AAP contracts that are renewed, necessary costs to deliver the Company’s offerings, such as unanticipated curriculum development costs, and other potential variables.  Accordingly, a reconciliation is not available without unreasonable effort.

About Franklin Covey Co.

Franklin Covey Co. (NYSE: FC) is a global public company, specializing in organizational performance improvement.  We help organizations achieve results that require lasting changes in human behavior.  Our world-class solutions enable greatness in individuals, teams, and organizations and are accessible through the FranklinCovey All Access Pass®.  These solutions are available across multiple delivery modalities, including online presentations, in 21 languages. Clients have included organizations in the Fortune 100,  Fortune 500, thousands of small and mid-sized businesses, numerous government entities, and educational institutions.  FranklinCovey has directly owned and licensee partner offices providing professional services in more than 160 countries and territories.

Investor Contact: Franklin Covey Steve Young 801-817-1776 Investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(in thousands and unaudited)

	Quarter Ended		Two Quarters Ended	
	February 28, 2021	February 29, 2020	February 28, 2021	February 29, 2020
Reconciliation of net income (loss) to Adjusted EBITDA:				
Net income (loss)	$ (46)	$ 1,097	$ (938)	$ 553
Adjustments:				
Interest expense, net	524	544	1,068	1,144
Income tax provision (benefit)	366	(2,019)	544	(2,235)
Amortization	1,133	1,170	2,265	2,340
Depreciation	1,740	1,653	3,481	3,273
Stock-based compensation	1,599	1,793	2,757	3,644
Increase (decrease) in the fair value of contingent consideration liabilities	(16)	(182)	46	(91)
Government COVID assistance	(27)	-	(234)	-
Gain from insurance settlement	(150)	-	(150)	-
Knowledge Capital wind-down costs	-	-	-	389
Adjusted EBITDA	$ 5,123	$ 4,056	$ 8,839	$ 9,017
Adjusted EBITDA margin	10.6%	7.5%	9.2%	8.0%

FRANKLIN COVEY CO.

Additional Financial Information

(in thousands and unaudited)

	Quarter Ended		Two Quarters Ended	
	February 28, 2021	February 29, 2020	February 28, 2021	February 29, 2020
Sales by Division/Segment:				
Enterprise Division:				
Direct offices	$ 35,738	$ 37,973	$ 72,481	$ 80,085
International licensees	2,429	2,691	5,026	6,411
	38,167	40,664	77,507	86,496
Education Division	8,478	10,893	15,975	21,974
Corporate and other	1,517	2,188	3,004	3,887
Consolidated	$ 48,162	$ 53,745	$ 96,486	$ 112,357
Gross Profit by Division/Segment:				
Enterprise Division:				
Direct offices	$ 29,084	$ 28,702	$ 58,523	$ 60,113
International licensees	2,100	2,237	4,385	5,357
	31,184	30,939	62,908	65,470
Education Division	5,344	6,460	9,331	13,117
Corporate and other	812	1,267	1,487	2,108
Consolidated	$ 37,340	$ 38,666	$ 73,726	$ 80,695
Adjusted EBITDA by Division/Segment:				
Enterprise Division:				
Direct offices	$ 6,131	$ 4,734	$ 12,827	$ 10,444
International licensees	1,505	1,384	2,795	3,419
	7,636	6,118	15,622	13,863
Education Division	(858)	(1,068)	(3,142)	(2,171)
Corporate and other	(1,655)	(994)	(3,641)	(2,675)
Consolidated	$ 5,123	$ 4,056	$ 8,839	$ 9,017

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	February 28, 2021	August 31, 2020
Assets		
Current assets:		
Cash and cash equivalents	$ 40,343	$ 27,137
Accounts receivable, less allowance for doubtful accounts of $3,662 and $4,159	41,482	56,407
Inventories	2,641	2,974
Prepaid expenses and other current assets	15,799	15,146
Total current assets	100,265	101,664
Property and equipment, net	13,159	15,723
Intangible assets, net	44,864	47,125
Goodwill	24,220	24,220
Deferred income tax assets	843	1,094
Other long-term assets	15,378	15,611
	$ 198,729	$ 205,437
Liabilities and Shareholders' Equity		
Current liabilities:		
Current portion of term notes payable	$ 5,000	$ 5,000
Current portion of financing obligation	2,741	2,600
Accounts payable	5,060	5,622
Deferred subscription revenue	57,344	59,289
Other deferred revenue	8,126	7,389
Accrued liabilities	22,837	22,628
Total current liabilities	101,108	102,528
Term notes payable, less current portion	12,500	15,000
Financing obligation, less current portion	12,638	14,048
Other liabilities	8,631	9,110
Deferred income tax liabilities	4,812	5,298
Total liabilities	139,689	145,984
Shareholders' equity:		
Common stock	1,353	1,353
Additional paid-in capital	208,816	211,920
Retained earnings	49,030	49,968
Accumulated other comprehensive income	915	641
Treasury stock at cost, 12,915 and 13,175 shares	(201,074)	(204,429)
Total shareholders' equity	59,040	59,453
	$ 198,729	$ 205,437